Exhibit 99


TD Banknorth to Hold Special Meeting of Stockholders on April 18, 2007



PORTLAND, Maine - March 19, 2007 (BUSINESS WIRE) - TD Banknorth Inc. (NYSE:
BNK) announced today that a Special Meeting of the TD Banknorth stockholders will be held at the Marriott Sable Oaks in South Portland, Maine beginning at 10:30 a.m. Eastern Time on April 18, 2007 to vote on, among other subjects, the proposed merger with The Toronto-Dominion Bank.

The meeting is also being webcast which will be available through the Investor Relations page of the Company's website at: http://www.tdbanknorth.com/investorrelations. The webcast is also being distributed over Thomson Financial's Investor Distribution Network to both individual and institutional investors. Individual investors can listen to the meeting through Thomson's individual investor center at www.earnings.com or by visiting any of the investor sites in their Individual Investor Network. Institutional investors can access the meeting via Thomson StreetEvents(TM), a password protected event management site located at www.streetevents.com.

About TD Banknorth Inc.

TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At December 31, 2006, TD Banknorth had $40 billion of total consolidated assets. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offers investment products in association with PrimeVest Financial Services, Inc.
The TD Banknorth common stock trades on the New York Stock Exchange under the symbol "BNK." For more information, visit http://www.TDBanknorth.com.


CONTACT: TD Banknorth Inc.
Jeffrey Nathanson, 207-761-8517

SOURCE: TD Banknorth Inc.